Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 9, 2011, with respect to the consolidated financial statements and schedule included in the Annual Report of CyberOptics Corporation on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of CyberOptics Corporation on Forms S-8 (File No. 333-136500 effective August10, 2006, File No. 333-115973 effective May 28, 2004, File No. 333-103310 effective February 19, 2003, File No. 333-85321 effective August 16, 1999, File No. 333-51200 effective December 4, 2000, File No. 33-50510 effective August 5, 1992 , and File No. 333-153015 effective August 14, 2008) and Form S-3 (File No. 333-166802 effective May 13, 2010) .

Grant Thornton LLP
Minneapolis, Minnesota
March 9, 2011